Exhibit 4.2
FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT
BETWEEN
FLINT TELECOM GROUP, INC. AND
CHINA VOICE HOLDING CORP.

This FIRST AMENDMENT dated April 24, 2009 is to delete and modify certain terms and conditions to that certain Stock Purchase Agreement (the “Agreement”) by and between Flint Telecom Group, Inc. (“Flint”) and China Voice Holding Corp., A Nevada Corporation (“CHVC”) dated January 29, 2009.

Unless otherwise indicated, terms used herein that are defined in the Agreement shall have the same meanings herein as in the Agreement.

Effective as of April 24, 2009, the following provision shall be amended and restated as hereinafter provided:

Section 1.02(b):  Purchaser shall pay to CHVC $500,000 by no later than April 30, 2009. Additionally, Purchaser shall issue to CHVC 1,000,000 ($1,000,000 issue price) of Series C preferred stock, redeemable through the following payment schedule: $275,000 in May of 2009, with the remaining $725,000 redeemable in five equal monthly instalment payments of $145,000 each, starting on July 15, 2009. Alternatively, should Purchaser close on new funding from a third party, the remaining $725,000 shall be redeemed through one lump sum payment, up to a maximum of twenty five percent (25%) of whatever net amount Purchaser actually receives.

The obligation to redeem the preferred stock shall be secured by the capital stock of the six U.S. subsidiary companies owned by the Company: CVC Int’l Inc., Phone House Inc, a California Corporation, Cable and Voice Corporation, StarCom Alliance Inc., Dial-Tone Communication Inc., and Phone House of Florida Inc. (the “Targets”). Notwithstanding, CHVC agrees to subordinate its security interest in the Targets to any future third party funding closed by the Company, as required by the Company and approved by CHVC, such approval not to be unreasonably withheld.

Except as herein modified, all the terms and conditions of the above referenced Agreement, Schedules and Exhibits shall remain in full force and effect.  In the event of any conflict between the Amendment and the Agreement, the provisions of this Amendment shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have agreed to amend the terms and conditions of this Amendment on the day, month and year first written above.

Flint Telecom Group, Inc.                                                                                                 China Voice Holding Corp.

_/s/ Vincent Browne________________                                                                    /s/ Bill  Burbank_________________
By: Vincent Browne, CEO                                                                                                By: Bill Burbank, CEO

Date: April 24, 2009________________                                                                       Date: __April 24, 2009______________